AMENDMENT TO ARTICLES SUPPLEMENTARY
RAIT FINANCIAL TRUST
Series D Cumulative Redeemable Preferred Shares of Beneficial Interest
(Par Value $0.01 Per Share)

RAIT FINANCIAL TRUST, a Maryland real estate investment trust (hereinafter called the “Trust”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

FIRST: Under the authority set forth in Article VI of the Declaration of Trust of the Trust, as amended (which, as hereinafter amended, restated or supplemented from time to time is herein called the “Declaration of Trust”), the Board of Trustees of the Trust (the “Board of Trustees”) by resolutions dated as of September 27, 2012, designated and classified 4,000,000 shares of the authorized but unissued and unclassified preferred shares of beneficial interest, par value $0.01 per share, of the Trust as the “Series D Cumulative Redeemable Preferred Shares of Beneficial Interest,” par value $0.01 per share, and has provided for the issuance of such series.

SECOND: The Articles Supplementary for the Series D Cumulative Redeemable Preferred Shares of Beneficial Interest of the Trust were filed with the Department of Assessments and Taxation of the State of Maryland on October 1, 2012 (the “Articles Supplementary”).

THIRD: By resolutions dated as of November 30, 2012, the Board of Trustees has approved the amendments set forth below to the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series D Cumulative Redeemable Preferred Shares of Beneficial Interest set forth in the Articles Supplementary.

FOURTH: By written consent dated as of November 30, 2012, the holders of all of the issued and outstanding shares of Series D Cumulative Redeemable Preferred Shares of Beneficial Interest have approved the amendments set forth below to the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series D Cumulative Redeemable Preferred Shares of Beneficial Interest set forth in the Articles Supplementary.

FIFTH: The preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series D Cumulative Redeemable Preferred Shares of Beneficial Interest set forth in the Articles Supplementary are amended as follows:

(1) Section 6(g) of the Articles Supplementary shall be amended and restated in its entirety as follows:

(g) Conversion; Exchange. The Series D Preferred Shares shall be exchanged for             shares of newly issued Series E Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Series E Preferred Shares”), prior to any transfer in a “brokers transaction” pursuant to Rule 144 under the Securities Act or pursuant to an offering registered under the Securities Act as provided under the Purchase Agreement. Any amendment to the terms of the Series E Preferred Shares before the issuance of any Series E Preferred Shares shall require exclusively the vote of a majority of the outstanding shares of Series D Preferred Shares. The Series D Preferred Shares shall not otherwise be convertible or exchangeable for any other property or securities of the Trust. The Trust shall not, whether by merger, consolidation, amendment hereto or to any other provision of the Declaration of Trust, operation of law or otherwise, effect any share split, recapitalization or similar adjustment in respect of the Series E Preferred Shares unless simultaneously in connection therewith the Trust effects an identical share split, recapitalization or similar adjustment to the Series D Preferred Shares.

(2) Exhibit B to the Articles Supplementary shall be deleted in its entirety.

SIXTH: These Amendment to Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Amendment to Articles Supplementary for record.

IN WITNESS WHEREOF, the Trust has caused this Amendment to Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and witnessed by its Chief Operating Officer and Secretary on November 30, 2012.

WITNESS: /s/ Raphael Licht	RAIT FINANCIAL TRUST By: /s/ James J. Sebra

Name: Raphael Licht Title: Chief Operating Officer and Secretary	Name: James J. Sebra Title: Chief Financial Officer and Treasurer

THE UNDERSIGNED, Chief Financial Officer and Treasurer of RAIT Financial Trust, who executed on behalf of the Trust the Amendment to Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Amendment to Articles Supplementary to be the act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

/s/ James J. Sebra
James J. Sebra
Chief Financial Officer and Treasurer